Exhibit 99.1

NEWS RELEASE CALIFORNIA WATER SERVICE GROUP

	1720 North First Street San Jose, CA 95112-4598	July 25, 2012
For Immediate Release
Contact:	Marty Kropelnicki (408) 367-8200 (analysts) Shannon Dean (310) 257-1435 (media)

CALIFORNIA WATER SERVICE GROUP ANNOUNCES

SECOND QUARTER 2012 RESULTS

SAN JOSE, CA  —  California Water Service Group (NYSE: CWT) today announced net income of $13.0 million and earnings per share of $0.31 for the second quarter of 2012, compared to net income of $12.2 million and earnings per share of $0.29 for the second quarter of 2011.

Revenue for the second quarter increased $12.2 million, or 9.3%, to $143.6 million compared to the second quarter of 2011.  Sales to new customers added $0.2 million, general rate increases added $3.0 million, offset rate increases to recover increases in purchased water costs added $5.9 million, and increased usage by existing customers and other activities added $3.1 million.

Total operating expenses for the second quarter of 2012 increased $12.1 million, or 10.8%, to $123.9 million. Water production costs increased $7.9 million, or 17.7%, to $52.7 million, due primarily to increases wholesaler water prices and increases in the quantity of water produced. Administrative costs increased $1.6 million, or 7.9%, to $22.2 million, due primarily to increases in wages and benefits.  Increases in pension costs do not affect earnings because in California, the company is allowed by the California Public

Utilities Commission (CPUC) to track pension cost increases in a balancing account for future recovery.  Other operations expenses increased $2.0 million, or 12.6%, to $17.7 million, primarily due to increases in expenses for water treatment, water quality, and conservation programs.  Conservation program expense increases are also tracked in a balancing account for future recovery.

Maintenance expense decreased $0.7 million, or 12.9%, to $4.6 million, compared to $5.3 million in the same period last year.  Depreciation expense increased $1.3 million, or 10.8%, to $13.7 million, due to increases in utility plant.

Other income, net of income taxes, remained unchanged at $0.2 million.  Interest expense decreased $0.7 million, or 8.9%, to $6.9 million due to increased capitalized interest and decreased short-term interest rates.

“Results for the second quarter are in line with our expectations,” said Pete Nelson, Chairman and Chief Executive Officer.  “As we move into our busy season where we see significant increases in demand, the Company will stay focused on serving our customers and operating as efficiently as possible,” added Nelson.

In addition, the Company filed its 2012 General Rate Case (GRC) for California Water Service Company, its largest subsidiary.  In its application, California Water Service Company is requesting authorization from the CPUC to increase rates to add revenues of $92.7 million in 2014, $17.2 million in 2015, and $16.9 million in 2016.

The filing, which begins an 18-month review process by the CPUC, reflects higher costs of providing water service, lower forecasted sales, and funding for necessary capital projects for 2014 through 2016.  The CPUC requires a GRC filing every three years to ensure that rates reflect the actual costs of providing service while allowing the Company a reasonable return on investment in water system infrastructure.

“The 2012 GRC represents the second time we have filed all of the California operations in one rate case,” said Nelson.  “We expect a decision by December of 2013,” he added.

In addition, on July 12, 2012, the CPUC approved the Cost of Capital decision that establishes an authorized return on equity of 9.99% and cost of debt of 6.24%, with a capital structure of 46.60% long-term debt and 53.40% common equity.  It sets the authorized return on rate base at 8.24%.  In addition, the proposed decision authorizes continuation of a Cost of Capital Adjustment Mechanism (CCAM), which provides for an adjustment in the return on equity in 2013 and 2014 if the cost of long-term debt, as defined by an index of utility debt rates, varies from the most recent index by 100 basis points or more.

All stockholders and interested investors are invited to listen to the 2012 second quarter conference call on Thursday, July 26, 2012, at 11:00 a.m. (EDT), by dialing 1-877-681-3372 and keying in ID# 4684903. A replay of the call will be available from 2:00 p.m. EDT on July 26, 2012, through September 23, 2012, at 1-888-203-1112, ID# 4684903. The call, which will be hosted by Chairman and Chief Executive Officer Peter C. Nelson and Vice President and Chief Financial Officer Martin A. Kropelnicki, will also be webcast under the investor relations tab at www.calwatergroup.com.

California Water Service Group is the parent company of California Water Service Company, Washington Water Service Company, New Mexico Water Service Company, Hawaii Water Service Company, Inc., CWS Utility Services, and HWS Utility Services.  Together these companies provide regulated and non-regulated water service to nearly 2 million people in 100 California, Washington, New Mexico, and Hawaii communities.  Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.”

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”).  The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act.  Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about the Company, the water utility industry and general economic conditions.  Such words as expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements.  The forward-looking statements are not guarantees of future performance.  They are subject to uncertainty and changes in circumstances.  Actual results may vary materially from what is contained in a forward-looking statement.  Factors that may cause a result different than expected or anticipated include, but are not limited to: governmental and regulatory commissions’ decisions; changes in regulatory commissions’ policies and procedures; the timeliness of regulatory commissions’ actions concerning rate relief; new legislation; electric power interruptions; increases in suppliers’ prices and the availability of supplies including water and power; fluctuations in interest rates; changes in environmental compliance and water quality requirements; acquisitions and our ability to successfully integrate acquired companies;  the ability to successfully implement business plans; changes in customer water use patterns; the impact of weather on water sales and operating results; access to sufficient capital on satisfactory terms; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; the involvement of the United States in war or other hostilities; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events.  When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC).  The Company assumes no obligation to provide public updates of forward-looking statements.

Additional information is available at our Web site at www.calwatergroup.com.

Attachments (3).

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CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

	June 30,	December 31,
(In thousands, except per share data)	2012	2011
ASSETS
Utility plant:
Utility plant	$2,026,567	$1,960,381
Less accumulated depreciation and amortization	(607,313)	(579,262)
Net utility plant	1,419,254	1,381,119
Current assets:
Cash and cash equivalents	20,816	27,203
Receivables
Customers	37,169	28,418
Regulatory balancing accounts	25,100	21,680
Other	7,888	6,422
Unbilled revenue	23,650	15,068
Materials and supplies at average cost	6,066	5,913
Taxes, prepaid expense, and other assets	14,213	9,184
Total current assets	134,902	113,888
Other assets:
Regulatory assets	323,831	319,898
Goodwill	2,615	2,615
Other assets	37,560	37,067
Total other assets	364,006	359,580
	$1,918,162	$1,854,587

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock, $.01 par value; 68,000 shares authorized, 41,915 and 41,817, outstanding in 2012 and 2011, respectively	$419	$418
Additional paid-in capital	220,294	219,572
Retained earnings	230,702	229,839
Total common stockholders’ equity	451,415	449,829
Long-term debt, less current maturities	479,958	481,632
Total capitalization	931,373	931,461
Current liabilities:
Current maturities of long-term debt	6,684	6,533
Short-term borrowings	87,775	47,140
Accounts payable	54,610	48,923
Regulatory balancing accounts	4,255	2,655
Accrued interest	4,765	4,756
Accrued expenses and other liabilities	52,658	41,868
Total current liabilities	210,747	151,875
Unamortized investment tax credits	2,254	2,254
Deferred income taxes, net	116,340	116,368
Pension and postretirement benefits other than pensions	234,948	232,110
Regulatory liability and Other	79,196	79,050
Advances for construction	188,001	187,278
Contributions in aid of construction	155,303	154,191

	$1,918,162	$1,854,587

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Unaudited

(In thousands, except per share data)

For the Three-Months ended:

	June 30,	June 30,
	2012	2011

Operating revenue	$143,552	$131,397
Operating expenses:
Operations:
Water production costs	52,678	44,745
Administrative and General	22,167	20,554
Other operations	17,729	15,738
Maintenance	4,605	5,288
Depreciation and amortization	13,712	12,373
Income taxes	9,062	8,638
Property and other taxes	3,977	4,506
Total operating expenses	123,930	111,842

Net operating income	19,622	19,555

Other income and expenses:
Non-regulated revenue	4,051	3,739
Non-regulated expenses, net	(3,695)	(3,447)
Income tax (expense) on other income and expenses	(138)	(112)
Net other income	218	180

Interest expense:
Interest Expense	7,821	8,061
Less: capitalized interest	(946)	(516)
Net interest expense	6,875	7,545

Net income	$12,965	$12,190

Earnings per share
Basic	$0.31	$0.29
Diluted	$0.31	$0.29
Weighted average shares outstanding
Basic	41,911	41,752
Diluted	41,911	41,768
Dividends per share of common stock	$0.15750	$0.15375

For the Six-Months ended:

	June 30,	June 30,
	2012	2011

Operating revenue	$260,301	$229,546
Operating expenses:
Operations:
Water production costs	91,630	76,703
Administrative and General	45,185	41,056
Other operations	41,555	30,373
Maintenance	10,365	10,487
Depreciation and amortization	27,663	24,961
Income taxes	9,090	7,397
Property and other taxes	8,584	9,066
Total operating expenses	234,072	200,043

Net operating income	26,229	29,503

Other income and expenses:
Non-regulated revenue	8,187	8,072
Non-regulated expenses, net	(5,794)	(6,871)
Income tax (expense) on other income and expenses	(961)	(478)
Net other income	1,432	723

Interest expense:
Interest Expense	15,460	16,549
Less: capitalized interest	(1,849)	(1,232)
Net interest expense	13,611	15,317

Net income	$14,050	$14,909

Earnings per share
Basic	$0.34	$0.36
Diluted	$0.34	$0.36
Weighted average shares outstanding
Basic	41,877	41,724
Diluted	41,877	41,740
Dividends per share of common stock	$0.31500	$0.30750